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                     [LETTERHEAD - HENRY SCHIFFER, C.P.A.]


                         CONSENT OF INDEPENDENT AUDITORS




October 5, 2001


Board of Directors

Internet Business's International, Inc.
3900 Birch Street
Suite 103
Newport Beach, CA 92660

Dear Sirs:

We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-3 and Return Assured Incorporated, of our report dated September 10, 2001 relating to the audited financial statements for the period ending June 30, 2001 of Internet Business's International, Inc. appearing in the Annual Report on form 10-K, of Internet Business's International, Inc. for the year ended June 30, 2001. We also consent to the reference of our firm under the caption "Experts".

Henry Schiffer
Certified Public Accountant